Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-141430, 333-138048, 333-136657, 333-126942, and 333-126943 on Forms S-8 of our reports dated February 29, 2008, relating to the financial statements and financial statement schedule of ITC Holdings Corp., and the effectiveness of ITC Holdings Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
February 29, 2008